EXECUTIVE CHANGE IN CONTROL AGREEMENT

This EXECUTIVE CHANGE IN CONTROL AGREEMENT (“Agreement”) shall be deemed to be effective as of [for all eligible NEOs other than the President and CEO, hereinafter, “all others”, January 15, 2025] [for the President and CEO, February 3, 2025] (the “Effective Date”), by and between the Federal Home Loan Bank of New York (the “Bank”), and [Executive’s Name] (the “Executive”).

WHEREAS, the Bank recognizes the valuable services that the Executive provides and desires to be assured that the Executive will continue the Executive’s active and objective participation in the business of the Bank; and

WHEREAS, the Executive desires assurance that, in the event of any change in control, consolidation, or reorganization of the Bank, the Executive will continue to have the responsibility and status the Executive has earned, either with the Bank or with a successor to the Bank.

NOW, THEREFORE, in consideration of the promises and the mutual agreements herein contained, the Bank and the Executive hereby agree as follows:

1. Definitions

“Bank” shall mean the Federal Home Loan Bank of New York and any other entity within the definition of “Bank” in Section 6(a).

“Cause” shall mean:
(i) indictment of the Executive for, or conviction of, or plea of guilty or nolo contendere with respect to, or agreement to enter into a pre-trial diversion or similar program in connection with the prosecution for, a felony of any type or any crime involving fraud, theft, misappropriation, embezzlement, dishonesty, breach of trust or money laundering or any form of moral turpitude;
(ii) willful misconduct or gross negligence on the part of the Executive in the performance of the Executive’s duties as explained in a letter from the Board of Directors or a committee thereof;

(iii) conduct of the Executive materially and demonstrably detrimental to the Bank;

(iv) repeated failure to adhere to the directions of the Board of Directors to adhere to the Bank’s policies and practices, or a single failure to follow the direction of the Board that directly causes a financial loss of at least $3 million to the Bank;
(v) repeated failure to devote substantially all of the Executive’s business time and efforts to the Bank;
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(vi) breach in any material respect of the terms and provisions of this Agreement and failure to cure such breach within 10 days following written notice from the Bank specifying such breach;
(vii) engagement in any activity or conduct that results in a written request under applicable Federal law from the Federal Housing Finance Agency or any other regulatory agency requesting that the Bank materially reduce the Executive’s responsibilities or terminate the employment of the Executive; or
(viii) engagement in any activity or conduct that results in the Executive being barred from employment by the Bank by operation of any law or regulation or by any final order of any court or regulatory authority, including, without limitation, any removal or barring of employment of the Executive pursuant to 12 U.S.C. § 4636a and 12 C.F.R. § 1209.8 (or any successor provisions).
“Change in Control” of the Bank shall mean the occurrence at any time of any of the following events:

(i) the merger, reorganization or consolidation of the Bank with or into another Federal Home Loan Bank or other entity, other than any such event that is mandated by federal statute, rule, regulation, or directive, including 12 U.S.C. § 1421, et seq., as amended, and 12 U.S.C. § 4501 et seq., as amended, and which the Director of the Federal Housing Finance Agency (or successor agency) has determined should not be a basis for making payment under this Agreement, by reason of the capital condition of the Bank or because of unsafe or unsound acts, practices, or conditions ascertained in the course of the Agency's supervision of the Bank or because any of the conditions identified in 12 U.S.C. § 4617(a)(3) are met with respect to the Bank (which conditions do not result solely from the mandated reorganization itself, or from action that the Agency has required the Bank to take under 12 U.S.C. § 1431(d));
(ii) the sale or transfer of all or substantially all of the business or assets of the Bank (or its successors or assigns) to another Federal Home Loan Bank or other entity;
(iii) the purchase by the Bank of all or substantially all of the business or assets of another Federal Home Loan Bank or other entity;
(iv) as a result of one or a series of related transactions, the number of members of the board of directors of the Bank located in New York, New Jersey, Puerto Rico and the U.S. Virgin Islands cease to constitute a majority of the directors of the Bank (excluding, for purposes of this clause (iv), non-member independent directors); or
(v) the liquidation or dissolution of the Bank (or its successor in a Change in Control).
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“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time, and the Treasury Regulations and other interpretive guidance issued thereunder.

“Compensated Termination” shall have the meaning set forth in Section 2(a).

“Disability” shall mean a situation where, as a result of the Executive's incapacity due to physical or mental illness, the Executive shall have been absent from the Executive’s duties with the Bank for an aggregate of twelve (12) out of fifteen (15) consecutive months and, within thirty (30) days after a Notice of Termination is thereafter given by the Bank to the Executive, the Executive shall not have returned to the full-time performance of the Executive's duties.

“Good Reason” shall mean any of the following:

(a)  during the period –

(1) beginning with the earliest to occur of the following three dates, as applicable:

(A) twelve (12) months prior to the execution of a definitive agreement regarding a Change in Control of the Bank, or

(B) if a Change in Control has been mandated by federal statute, rule, regulation or directive, twelve (12) months prior to the effective date of such Change in Control, or

(C) twelve (12) months prior to the adoption of a plan or proposal for the liquidation or dissolution of the Bank, and

(2) ending twenty-four (24) months after the effective date of such Change in Control,

(i)a material change in the Executive's status, position, job title or principal duties and responsibilities as a key employee of the Bank which does not represent a promotion from the Executive's status and position as in effect as of the date hereof (“Position”), unless otherwise voluntarily agreed to in writing by the Executive, or

(ii)the assignment to the Executive of any duties or responsibilities (or removal of any duties or responsibilities), which assignment or removal is not consensual and is materially inconsistent with such Position, unless otherwise voluntarily agreed to in writing by the Executive, or

(iii)any removal of the Executive from such Position (including, without limitation, all demotions and harassing assignments), except in connection with the termination of the Executive's employment for Cause or Disability, or as a result of the Executive's death, or

(iv)    the relocation of the Executive's principal place of employment by the Bank to a location more than fifty (50) miles from the Executive's principal place of employment as of the effective date of a Change in Control of the Bank that also results in an increase in the Executive's commute from the Executive's principal residence to Executive's principal place of employment by the Bank of more than fifty (50) miles. unless otherwise voluntarily agreed to in writing by the Executive;

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(b)    within twenty-four (24) months after the effective date of a Change in Control of the Bank, (a) a reduction by the Bank in the Executive's base salary as in effect immediately prior to such Change in Control, or (b) the Bank's (or its successor's) failure to increase (within 12 months of the Executive's last increase in base salary) the Executive's base salary after a Change in Control of the Bank in an amount which is not less than 80% of the average percentage increase in base salary for all officers of the Bank effected in the preceding twelve (12) months;

(c)    within twenty-four (24) months after the effective date of a Change in Control of the Bank, (a) any failure by the Bank to continue in effect any plan or arrangement, including, without limitation, benefit and incentive plans, in which the Executive is participating immediately prior to such Change in Control (hereinafter referred to as “Plans”), unless such Plans have been replaced with similar benefits that are not materially less than the Executive's benefits under such Plans, or (b) the taking of any action by the Bank which would adversely affect the Executive's participation in or materially reduce the Executive's benefits under any such Plan or in or under fringe benefits enjoyed by the Executive immediately prior to the time of such Change in Control of the Bank;

(d)    any material breach by the Bank of any provisions of this Agreement or any other agreement with the Executive; or

(e)    any failure by the Bank or its successors and assigns to obtain the assumption of this Agreement by any successor or assign of the Bank.

“Notice of Termination” shall mean a written notice which shall indicate those specific termination provisions in this Agreement upon which the Bank or the Executive, as the case may be, has relied for such termination and which sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive's employment under the provision so indicated.

“Payment Determination Date” shall have the meaning set forth in Section 2(b) below.

“Position” is defined in the above definition of “Good Reason”.

“Retirement” shall mean the planned and voluntary termination by the Executive of the Executive’s employment on or after reaching the earliest retirement age permitted by the Bank's qualified retirement plans.

2.    Compensated Termination

(a)     Compensated Termination. If the Executive incurs a Compensated Termination while the Executive is employed by the Bank or within twenty-four (24) months after the effective date of a Change in Control of the Bank (whether the Executive is then employed by the Bank or by its successor in a Change in Control), the Executive shall be entitled to the benefits provided in Section 4(a). For purposes of this Agreement, a “Compensated Termination” means termination of the Executive's employment under either of the following circumstances:

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(i)	By the Executive for Good Reason; or

(ii)
By the Bank (or by its successor in a Change in Control) without Cause at any time during the period --

(1) beginning with the earliest to occur of the following three dates, as applicable:

  (A) twelve (12) months prior to the execution of a definitive agreement regarding a Change in Control, or

  (B) if a Change in Control has been mandated by federal statute, rule, regulation or directive, twelve (12) months prior to the effective date of such Change in Control, or

  (C) twelve (12) months prior to the adoption of a plan or proposal for the liquidation or dissolution of the Bank, and

 (2) ending twenty-four (24) months after the effective date of such Change in Control.

(b) Payment Determination Date. The “Payment Determination Date,” for purposes of determining when a payment resulting from a Compensated Termination must be made pursuant to Section 4(a), shall mean the effective date of the termination of the Executive's employment with the Bank if such termination is a “Compensated Termination.”

(c) Non-Compensated Termination. For the avoidance of doubt, none of the following events shall result in any payment to the Executive for a Compensated Termination under Section 4(a) of this Agreement:

(i)	The termination of employment by the Executive without Good Reason;

(ii)	The termination of the Executive's employment for Cause by the Bank (or its successor in a Change in Control);

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(iii)
The termination of the Executive's employment without Cause by the Bank (or its successor in a Change in Control) --

(1) prior to the date which is the earliest to occur of the following three dates, as applicable:

   (A) twelve (12) months prior to the execution of a definitive agreement regarding a Change of Control of the Bank, or

   (B) if a Change of Control has been mandated by federal statute, rule, regulation or directive, twelve (12) months prior to the effective date of such Change of Control, or

   (C) twelve (12) months prior to the adoption of a plan or proposal for the liquidation or dissolution of the Bank, or

(2) more than twenty-four (24) months after the effective date of a Change of Control;

(iv) The termination of the Executive's employment by the Bank (or its successor in a Change of Control) for Disability;

(v)	The death of the Executive; or

(vi)
The Retirement of the Executive, if the Executive has delivered written notice to the Bank, before the commencement of the time period described in Section 2(c)(iii), of the Executive’s intention to retire.

3.    Termination of Employment

The provisions of this Section 3 are included in this Agreement for purposes of clarifying the rights of termination of the employment relationship between the Bank and the Executive. Such provisions shall not prejudice the Executive's right to receive payments or benefits required to be provided to the Executive if any such termination is a “Compensated Termination” as defined in Section 2 above.

(a)    Termination by the Bank. The Bank may terminate the employment of the Executive as follows:

(i) For Cause upon the adoption of a resolution by the affirmative vote of not less than a majority of the Bank's Board of Directors at a meeting of the Board (after reasonable notice to the Executive and an opportunity for the Executive, together with counsel, to be heard by the Board),
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finding that, in the good faith belief of the Board, the Executive engaged in the conduct set forth in the definition of “Cause” in Section 1 and specifying the particulars thereof in detail, it being understood that a vote of the Board will not be required if the Executive is removed for cause by the Bank at the direction of the Federal Housing Finance Agency, or by the Federal Housing Finance Agency, or by or at the direction of any successor to the Federal Housing Finance Agency, pursuant to 12 U.S.C. §§ 4615, 4616, 4617 or 4636a, or any statutory provisions subsequently enacted that grant removal authority to such agency, or any rules or regulations issued thereunder;

(ii)    Without Cause;

(iii)   Upon the Disability of the Executive; and

(iv)   Upon the death of the Executive.

(b)    Termination by the Executive. The Executive may terminate employment with the Bank as follows:

(i)     For Good Reason;

(ii)   Without Good Reason; or

(iii)    Upon the Executive's Retirement, in which case the Executive shall be entitled to all benefits under any retirement plan of the Bank and other plans to which the Executive is a party.

(c)    Notice of Termination.

(i)    Any termination by the Bank for Disability or Cause shall be communicated by a Notice of Termination; provided, however, that the failure by the Bank to give notice in such circumstances shall not automatically constitute a Compensated Termination.

(ii)    Any termination of employment by the Executive for Good Reason will be a Compensated Termination only if the Executive gives Notice of Termination to the Bank therefore within ninety (90) days of the event or occurrence which constitutes “Good Reason,” provided, further, that, if the Executive gives such Notice of Termination to the Bank in a timely manner, the Executive shall not be deemed to have waived any of the Executive’s rights hereunder in the event he remains in the employment of the Bank while he and the Bank engage in good faith discussions to resolve any event or occurrence which constitutes “Good Reason.” The Bank has a thirty (30) day period following receipt of notice during which it may remedy the condition and not be required to pay the amount.

(iii)    Any termination by the Bank without Cause or by the Executive without Good Reason shall be communicated to the other party in accordance with the general notice provisions of this Agreement.

4.    Payment for Compensated Termination

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(a)    In the event of a Compensated Termination, the Bank shall provide the Executive with:

(i) a payment equal to [for the Bank’s President and CEO, 2.99] [for all others, 1.50] times the average of the Executive’s three (3) preceding calendar years’ gross base salary as reflected on the Executive’s W-2, including any amounts deferred or matched under any qualified or non-qualified salary deferral plans sponsored by the Bank (provided that for any calendar year in which the Executive received base salary for less than the entire calendar year, the gross amount shall be annualized as if such amount had been payable for the entire calendar year);
(ii) a payment equal to [for the Bank’s President and CEO, 2.99] [for all others, 1.50] times the full “target” payout estimate (not considering the annual deferred amount) from the prior year’s Bank Incentive Compensation Plan (“ICP”) if the Executive was participating in such ICP, it being understood that: (a) such payment will not be measured based on actual performance results or deferrals, unless the Executive’s actual performance result was below target, in which case the Executive’s actual ICP payment (with the annual deferral added back in) will be taken into account; (b) if the Executive did not participate in the prior year’s ICP, the Executive will not receive any payment under this subsection; (c) if the Executive was employed during a portion of the calendar year, the amount to be calculated (the target or the lesser amount) shall be annualized; and (d) any payments otherwise earned and deferred under the deferral component of the ICP (or any other incentive or non-qualified savings plan established by the Bank in the future) are outside the scope of this Agreement and will be paid in accordance with the terms of such plans;
(iii) a payment equal to the cost of health, dental, and vision care benefits that were actually incurred by the Bank on behalf of the Executive (and on behalf of the Executive’s spouse and dependents if such costs were incurred by the Bank) during the period extending back 12 months immediately prior to the Payment Determination Date;
(iv) a payment in the amount of $15,000 which may be used by the Executive for job search-related expenses;
(v) a payment in the amount of $15,000 which may be used by the Executive for accounting, actuarial, financial, legal and/or tax services; and
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(vi) additional benefits under the Bank’s non-qualified Benefit Equalization Plan (“BEP”), payable under Section 3 of the BEP with automatic and full vesting provided under both the Bank’s qualified retirement plan (disregarding age and years of service limits if contained in the qualified retirement plan) and BEP, with such benefits calculated as if:

(1)	the Executive is [if such person is the Bank’s President and CEO, three years older] [for all others, one and a half years older] than the Executive’s actual age;

(2)
the Executive had [if such person is the Bank’s President and CEO, three] [for all others, one and a half] additional years of service at the same annual rate of compensation (as defined in the Regulations Governing the Comprehensive Retirement Program of the Financial Institutions Retirement Fund as from time to time amended, and as adopted by the Bank) in effect for the 12 month period ending on the December 31 date which immediately precedes the Compensated Termination (including any compensation deferred by the Executive);

(3)	the Executive maintained the same deferral elections under the Bank’s qualified retirement plan and the BEP as in effect on the date immediately preceding the Compensated Termination; and

(4)	the BEP continued in effect without change in accordance with its terms as in effect on the date immediately preceding the Compensated Termination.

The Bank shall distribute such amounts (except the amount provided under Section 4(a)(vi)) in a lump sum in cash within sixty (60) days of the Payment Determination Date. The amount provided under Section 4(a)(vi) above shall be distributed at the same time as the Executive’s benefit under the BEP is distributed in accordance with the Executive’s payment election made under the BEP.

(b) Notwithstanding any other provision of this Agreement, if (i) any of the payments that would be made to the Executive under Section 4 hereof and any other payments the Executive would receive from the Bank constitute “parachute payments” as defined exclusively by the Code in Section 280G (such payments, collectively, “280G Benefits”) and (ii) the aggregate value of such 280G Benefits, when valued in accordance with Section 280G of the Code, equals an amount that would subject the Executive to an excise tax under Section 4999 of the Code, then the amount payable under this Agreement shall be automatically reduced to an amount that is ten dollars ($10.00) less than the lowest amount of 280G Benefits which, when combined with such other 280G Benefits, would subject Executive to the excise tax under Section 4999 of the Code; provided, however, that the 280G Benefits payable under this Agreement shall be so
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reduced only if (X) the excise tax under Section 4999 of the Code is in fact a taxable obligation of the Executive; and (Y) the reduced 280G Benefit amount received by the Executive, less all applicable Federal, state and local taxes, would be greater than the unreduced 280G Benefit amount to be received by the Executive, less all applicable Federal, state and local taxes including the excise tax required to be paid under Section 4999 of the Code. In addition, the Executive acknowledges and agrees that the Executive is not entitled to any reimbursement by the Bank for any taxes payable by the Executive as a result of the payments received by the Executive pursuant to this Section 4, including, without limitation, any excise tax imposed by Section 4999 of the Code. For the avoidance of doubt, the determination of whether a payment is a “parachute payment” under this Section 4(b) shall be made by the Bank and include, in part, an analysis of whether (i) the Bank is subject to Section 280G of the Code, (ii) the Executive is a “disqualified individual” under Section 280G of the Code, and (iii) the payment is exempt from being considered a “parachute payment” under Section 280G of the Code. Any calculations of the benefit owed with respect to this Section 4(b) shall be made by a tax accountant or lawyer selected and paid by the Bank other than the Bank’s regular external auditors.

(c)    Notwithstanding Section 4(a), if the Bank is not in compliance with any applicable regulatory capital or regulatory leverage requirement or if the payment would cause the Bank to fall below applicable regulatory requirements, such payment shall be deferred until such time as the Bank achieves compliance with its regulatory requirement.

(d) Notwithstanding any other provision of this Agreement, the payments described in Section 4(a) are conditioned in all respects upon the execution and delivery of the Bank’s standard release form, and the release having become irrevocable, no later than 60 days after termination of employment, and (ii) without limiting the generality of the foregoing, no portion of such payments and benefits shall be or ever become required to be paid unless the release is executed and delivered, and has become irrevocable, before the expiration of such 60 day period. If any payment would, without regard to this Section 4(d), become payable prior to the date that the Release has become effective and irrevocable, then the payment, to the extent delayed, shall (without interest) be paid 15 days after the Release has become effective and irrevocable; provided that, if such 60-day period ends in a calendar year after the calendar year in which the Executive’s employment terminates, then, to the extent required by Section 409A of the Code to avoid additional taxes thereunder, any portion of the payments that would have been made during such first calendar year shall instead be withheld and paid or be effective on the later of (x) the first payroll date in such second calendar year or (y) the time that the payment would have been paid without regard to this proviso.

5.    No Obligation to Seek Further Employment; No Effect on Other Contractual Rights

(a)    The Executive shall not be required to seek other employment, nor shall any payment made under this Agreement be reduced by any compensation received from other employment.

(b)    The provisions of this Agreement, and any payment provided for hereunder, shall not reduce any amounts otherwise payable, or in any way diminish the Executive's existing rights, or rights which would accrue solely as a result of the passage of time, under any Bank plan.

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6.    Successor Provisions

(a)    With Regard to the Bank. This Agreement is binding upon the successors and assigns of the Bank. The Bank and its successors and assigns will require any successor or assign (whether direct or indirect, in a reorganization, by operation of law, or otherwise) to all or substantially all of the business and/or assets of the Bank, to enter into a written agreement in form and substance satisfactory to the Executive. In the written agreement, the successor and its assigns will expressly, absolutely and unconditionally assume and agree to perform this Agreement in the same manner and to the same extent that the Bank would be required to perform it if no such succession or assignment had taken place. In such event, the Bank agrees that it shall pay or shall cause such employer to pay any amounts owed to the Executive pursuant to Section 4.

As used in this Agreement, “Bank” shall mean the Bank as hereinbefore defined and any successor or assign to its business and/or assets as aforesaid which executes and delivers the agreement provided for in this Section or which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law. If at any time during the term of this Agreement the Executive is employed by any corporation a majority of the voting securities of which is then owned by the Bank, the term “Bank” shall include such employer. Whether or not another entity becomes the successor or assign of the Bank under this Agreement, the maximum amount which the Executive may receive from all sources under this Agreement in a Compensated Termination shall be the amounts set forth in Section 4.

(b)    With Regard to the Executive. This Agreement shall inure to the benefit of and be enforceable by the Executive's personal and legal representatives, executors, administrators, successors, heirs, distributees, and legatees. If the Executive should die while any amounts are still payable to the Executive hereunder, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the beneficiary designated by notice in writing executed by the Executive and filed with the Bank, or failing such designation, to the Executive's estate.

7.    Late Payment of Benefits.  Any payment made later than the time provided for in Section 4(a) for whatever reason, including, without limitation, the reasons set forth in Section 4(c), shall include interest at the Bank's cost of funds plus three percent (3%), which shall begin to accrue on the ninetieth (90th) day following the Executive's Payment Determination Date.

8.     Employment Rights. This Agreement shall not confer upon the Executive any right to continue in the employ of the Bank and shall not in any way affect the right of the Bank to dismiss or otherwise terminate the Executive's employment at any time and for any reason with or without cause. This Agreement is not intended (a) to be an employment agreement or (b) to define all aspects of the employment relationship between the Bank and the Executive including, but not limited to applicable employment or benefit policies of the Bank. To the extent there is any conflict between the terms hereof and the terms of any employment or benefit policies of the Bank, the terms of this Agreement shall control. Any payments or benefits to which the Executive may be entitled hereunder will not constitute wages for work performed by the Executive.

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9.    Tax Withholdings and Payments. The Bank will withhold from any amounts payable to the Executive under this Agreement to satisfy all applicable federal, state, local or other withholding taxes. All amounts payable under Section 4(a) are considered “wages” to be reported on Form W-2. The normal withholding rules for wages apply. The Bank will also withhold any excise taxes owed under Code Section 4999. The Executive shall be responsible for the payment of all federal, state and local income taxes which may be due with respect to any payments made to the Executive pursuant to this Agreement.

10.     Section 409A. This Agreement is intended to comply with Section 409A of the Code or an exemption thereunder or exception therefrom, and shall be construed and administered in accordance with Section 409A of the Code or such exemption or exception, as applicable. Any payments to be made under this Agreement upon a termination of employment shall only be made, subject to the terms of this Agreement, if the termination of employment also constitutes a “separation from service” under Section 409A of the Code. For purposes of Section 409A of the Code, each installment payment provided under this Agreement shall be treated as a separate payment. If the Executive is entitled to any reimbursement of expenses or in-kind benefits that are includable in the Executive’s federal gross taxable income, the amount of such expenses reimbursable or in-kind benefits provided in any one calendar year shall not affect the expenses eligible for reimbursement or the in-kind benefits to be provided in any other calendar year, and the reimbursement of an eligible expense must be made no later than December 31 of the year after the year in which the expense was incurred. The Executive’s right to reimbursement of expenses or in-kind benefits under this Agreement shall not be subject to liquidation or exchange for another benefit. Notwithstanding any other provision of this Agreement, if any payment or benefit provided to the Executive in connection with the Executive’s termination of employment is determined to constitute “nonqualified deferred compensation” within the meaning of Section 409A of the Code and the Executive is determined to be a “specified employee” as defined in Section 409A(a)(2)(b)(i) of the Code, then such payment or benefit shall not be paid until the first payroll date to occur following the six-month anniversary of the termination date (the “Specified Employee Payment Date”) or, if earlier, on the Executive's death. The aggregate of any payments that would otherwise have been paid before the Specified Employee Payment Date shall be paid to the Executive in a lump sum on the Specified Employee Payment Date and thereafter, any remaining payments shall be paid without delay in accordance with their original schedule. Notwithstanding the foregoing, the Bank makes no representations that the payments and benefits provided under this Agreement comply with Section 409A of the Code and in no event shall the Bank or its respective directors, officers, employees or advisors be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by the Executive on account of non-compliance with Section 409A of the Code.

11. No Prohibited Payments. Notwithstanding any other provision of this Agreement to the contrary, (i) the Executive acknowledges that the Bank will comply with any applicable statutory or regulatory requirements relating to the payment of amounts under this Agreement, or otherwise, (ii) in this regard, any payments made to the Executive pursuant to this Agreement, or otherwise, are subject to and conditioned upon their compliance with, including receipt of any required regulatory approvals, any applicable law, regulation, or regulatory requirement, including 12 U.S.C. § 4518, 12 C.F.R. Part 1213 and 12 C.F.R. Part 1230, and (iii) in the event that a governmental authority, or a court having jurisdiction, directs that any portion or all of the
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amounts provided in this Agreement may not be paid to the Executive by the Bank, the Executive agrees that (A) the Executive will not be entitled to such payments, and (B) if previously paid, the Executive will return to the Bank the amount of such payment specified in such order. Such repayment shall be made within 20 business days after written demand by the Bank and the order is delivered to the Executive. If any proceeding is commenced in which the legality of any payments made or to be made under this Agreement is at issue, the Bank will provide the Executive with written notice promptly after it has notice thereof, to the extent not prohibited by applicable law.

12.    Notice. For purposes of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered by hand, delivered by a nationally-recognized overnight courier service, or mailed by United States registered mail, return receipt requested, postage prepaid, as follows:
If to the Bank, to:
Federal Home Loan Bank of New York
101 Park Avenue
New York, New York 10178
Attention: Director of Human Resources
with a copy to the General Counsel at the same address
If to the Executive, to:
The residence address on file with the Bank

or such other address as either party may have furnished to the other in writing in accordance herewith. Any notice shall be effective upon receipt.

13.    Legal Fees and Expenses. The Bank shall pay all reasonable legal fees and expenses which the Executive may incur as a result of the Bank's contesting the validity or enforceability of this Agreement or the calculation of amounts payable hereunder so long as (i) the Executive is successful on the merits, or (ii) the parties agree to a settlement of the dispute.

14.    Term. This Agreement shall remain in effect during the Executive's employment [for the President and CEO, through and until January 15, 2028] [for all others, during the three-year period immediately following the Effective Date], provided that if a definitive agreement or mandate pertaining to a Change in Control becomes effective [for the President and CEO, during such period] [for all others, during such three year period], then any termination shall not become effective for the Bank (or its successor under a Change in Control) until twenty-eight (28) months after the effective date of the Change in Control. Notwithstanding the foregoing, the Agreement shall survive termination of the Executive's employment (if the Agreement is in effect on termination of employment) until all payments and benefits the Executive is then entitled to, or becomes entitled to, under the Agreement, if any, have been paid.

15.    Miscellaneous.
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(a)    No Modification. No provisions of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by the party or parties hereto to be bound.

(b)    No Waiver. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

(c)    Entire Agreement. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Agreement.

(d)    Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York (excluding conflicts of laws principles), except to the extent such law is preempted by the laws of the United States.

(e)    Headings. Section or paragraph headings contained herein are for convenience of reference only and are not to be considered a part of this Agreement.

(f)    Validity. The invalidity or unenforceability of any provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

(g)    Counterparts. This Agreement may be executed in one or more counterparts, either electronically or manually, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

(h)    Rescission of Prior Agreements. This Agreement shall rescind and fully replace any prior agreement that may have been entered into between the Executive and the Bank pertaining to the Change in Control and the subject matter herein.

Federal Home Loan Bank of New York
By: _______________________________
Name: Peter Capizzi
Title: Director of Human Resources

Executive

By:_________________________________

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Name: [ ]
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